Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Ann Parker
Director of Corporate Communications
(605) 988-1000
communications@lodgenet.com
LODGENET ENTERTAINMENT NAMES JAMES G. NARO
SENIOR VICE PRESIDENT, GENERAL COUNSEL
     SIOUX FALLS, S.D. (June 29, 2006) – LodgeNet Entertainment Corporation (NASD: LNET), the world leader in interactive TV and broadband solutions to hotels, today announced the appointment of James G. Naro as Senior Vice President, General Counsel.
     Naro, a graduate of Boston University School of Law, has had more than 28 years of legal experience in areas such as intellectual property management and licensing, multinational mergers, acquisitions and joint ventures, public and private financing, and corporate governance and regulatory compliance. Naro previously served as Senior Vice President, General Counsel and Secretary of DIRECTV Latin America, LLC, a leading provider of pay television services (by direct-to-home satellite) in 27 countries in Latin America and the Caribbean. Prior to joining DIRECTV Latin America, Naro was Senior Counsel for the Cisneros Group of Companies, one of the largest privately held media, entertainment, technology and consumer products organizations in the world. Most recently, Naro was Vice President and General Counsel for Digital Angel Corporation, a public company involved in radio frequency identification (RFID) devices and GPS technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high-value assets.
     “I am very pleased to welcome Jim to the LodgeNet team,” said Scott C. Petersen, President and CEO of LodgeNet. “His varied and extensive background in business, content licensing and securities law, makes Jim an outstanding addition to our senior management group.”
About LodgeNet
     LodgeNet Entertainment Corporation (www.lodgenet.com) is the world leader in interactive TV and broadband solutions to hotels throughout the United States and Canada as well as select international markets. These services include on-demand movies, on-demand games, music and music videos, subscription sports programming and television on-demand programming, as well as high-speed Internet access, all designed to serve the needs of the lodging industry and the traveling public. LodgeNet provides service to more than one million interactive hotel rooms and serves more than 6,000 hotel properties worldwide. LodgeNet estimates that during 2005 approximately 300 million domestic and international travelers had access to LodgeNet’s interactive television systems. In addition, LodgeNet is a leading innovator in the delivery of on-demand patient education, information and entertainment to healthcare facilities. LodgeNet is listed on NASDAQ and trades under the symbol LNET.
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